EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

Starwood Property Trust, Inc.

(Exact name of Registrant as specified in its charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	2,000,000	$19.465	$38,930,000	.00011020	$4,291
Total Offering Amounts				--	$38,930,000	--	$4,291
Total Fee Offsets				--	--	--	--
Net Fee Due				--	--	--	$4,291

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the plan relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, the maximum offering price, per share and in the aggregate, are based upon the average of the high and low prices of the common stock on March 3, 2023 as quoted on the New York Stock Exchange.